ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Diane Imas
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1242
grussell@kcsa.com / dimas@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal Fourth Quarter of 2012
- - -
Total revenue of $35.2 million and net income of $0.12 per diluted share for fiscal year 2012
- - -
Total revenue of $8.5million and net income of $0.04 per diluted share for the fourth quarter of fiscal year 2012

BROKEN ARROW, Oklahoma, December 11, 2012 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period and year ended September 30, 2012.

Revenue for the three months ended September 30, 2012 decreased 25% to $8.5 million compared to $11.3 million for the same period last year. New equipment sales were $5.1 million for the three months ended September 30, 2012 as compared to $7.0 million for the three months ended September 30, 2011.  Net refurbished equipment sales were $2.2 million for the three months ended September 30, 2012 as compared to $2.8 million for the same period last year.  Sales of new and refurbished equipment continued to be negatively impacted by several factors including the continued decrease in plant expansions and bandwidth upgrades in the cable television industry.  Service revenue decreased to $1.2 million for the three month period ended September 30, 2012 compared to $1.5 million for the same period last year.

Net income was $0.4 million, or $0.04 per diluted share, for the three month period ended September 30, 2012, compared to $0.7 million, or $0.07 per diluted share, for the same period of 2011.  Net income for the fourth quarter of fiscal 2012 benefited from a $0.2 million reduction in interest expense compared to the same period last year, which was a result of the Company paying off one of its term loans in March 2012 and the termination of the associated interest rate swap agreement.

For the twelve months ended September 30, 2012, revenue decreased to $35.2 million from $38.1 million for the same period last year. The decrease in equipment sales was primarily due to the continued decrease in plant expansions and bandwidth upgrades in the cable television industry, partially offset by revenue from Adams Global Communications, which was acquired in May 2011.

Net income attributable to common stockholders for the twelve month period was $1.3 million, or $0.12 per diluted share, as compared to $2.5 million, or $0.25 per diluted share, for the twelve months of fiscal 2011.  Net income for fiscal 2012 included a charge to interest expense of $0.8 million for the termination of the interest rate swap agreement, partially offset by reduced interest expense of $0.4 million subsequent to paying off one of its term loans and terminating the associated interest rate swap agreement.

David Humphrey, President and CEO, commented, “Our results continue to reflect a general weakness in equipment sales in the cable television industry.  However, we still maintained our gross margins at approximately 30% and generated $1.3 million of net income in fiscal year 2012.  We also improved our overall balance sheet position in fiscal year 2012 by paying off one of our term loans and terminating the associated interest rate swap agreement.

“This year, the Company began to make changes to the management team and our business to better position our Company for growth both organically and through acquisitions.  There are more management changes that will be made in the coming months in order to properly align our corporate structure with our growth strategy.

“We continue to generate positive cash flow from our existing business and have a strong balance sheet in order to implement this growth strategy.  This has been partially supported by acquisitions that have added sales through new suppliers to our core resale business or expanded our existing customer base within our current business, such as Adams Global Communications in May 2011.  Looking ahead, we are currently seeking new acquisition opportunities that will enable us to expand the scope of our business within the cable industry,” concluded Mr. Humphrey.

Earnings Conference Call
As previously announced, the Company will host a conference call on Tuesday, December 11, 2012, at 12:00 p.m. Eastern Time featuring remarks by Ken Chymiak, Chairman of the Board, David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888)-503-8169 (domestic) or (719)-325-2455 (international).  All dial-in participants must use the following code to access the call: 1343147. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 25, 2012 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 1343147. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola, ARRIS and Fujitsu Frontech North America, as well as operating a national network of technical repair centers.  The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Sales:
Net new sales income	$5,126,330	$6,956,791	$20,743,264	$25,467,734
Net refurbished sales income	2,167,944	2,805,656	9,814,763	7,430,603
Net service income	1,188,005	1,495,727	4,658,376	5,181,193
Total net sales	8,482,279	11,258,174	35,216,403	38,079,530
Cost of sales	5,975,012	7,838,998	24,854,960	26,528,682
Gross profit	2,507,267	3,419,176	10,361,443	11,550,848
Operating, selling, general and administrative expenses	1,843,382	1,939,857	7,231,097	6,625,907
Income from operations	663,885	1,479,319	3,130,346	4,924,941
Interest expense	7,192	165,930	1,113,854	696,634
Income before income taxes	656,693	1,313,389	2,016,492	4,228,307
Provision for income taxes	236,000	584,000	766,000	1,692,000
Net income	420,693	729,389	1,250,492	2,536,307

Other comprehensive income:
Unrealized gain (loss) on interest rate swap, net of taxes	–	(11,528)	587,258	189,425

Comprehensive income	$420,693	$717,861	$1,837,750	$2,725,732

Earnings per share:
Basic	$0.04	$0.07	$0.12	$0.25
Diluted	$0.04	$0.07	$0.12	$0.25
Shares used in per share calculation:
Basic	10,189,120	10,207,390	10,196,241	10,175,213
Diluted	10,189,563	10,209,323	10,197,496	10,178,763

ADDVANTAGE TECHNOLGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,191,514	$10,943,654
Accounts receivable, net of allowance of $300,000	3,050,796	4,244,049
Income tax refund receivable	409,386	349,745
Inventories, net of allowance for excess and obsolete
inventory of $1,000,000 and $1,556,000, respectively	22,666,385	25,777,747
Prepaid expenses	129,357	177,486
Deferred income taxes	920,000	1,059,000
Total current assets	32,367,438	42,551,681

Property and equipment, at cost:
Land and buildings	8,794,272	8,683,679
Machinery and equipment	2,953,949	2,856,615
Leasehold improvements	9,633	205,797
Total property and equipment, at cost	11,757,854	11,746,091
Less accumulated depreciation and amortization	(3,666,327)	(3,392,329)
Net property and equipment	8,091,527	8,353,762

Other assets:
Deferred income taxes	–	403,000
Goodwill	1,560,183	1,560,183
Other assets	13,778	19,245
Total other assets	1,573,961	1,982,428

Total assets	$42,032,926	$52,887,871

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,437,492	$2,675,907
Accrued expenses	1,030,174	1,240,224
Notes payable – current portion	184,008	1,814,008
Total current liabilities	2,651,674	5,730,139

Notes payable, less current portion	1,502,612	10,244,120
Deferred income taxes	62,000	–
Other liabilities	–	957,258

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,465,323 and 10,431,354 shares issued, respectively; 10,189,120 and 10,207,390 shares outstanding, respectively	104,653	104,314
Paid in capital	(5,748,503)	(5,884,521)
Retained earnings	43,980,590	42,730,098
Accumulated other comprehensive loss:
Unrealized loss on interest rate swap, net of tax	–	(587,258)
Total shareholders’ equity before treasury stock	38,336,740	36,362,633

Less: Treasury stock, 276,203 and 223,964 shares, respectively, at cost	(520,100)	(406,279)
Total shareholders’ equity	37,816,640	35,956,354

Total liabilities and shareholders’ equity	$42,032,926	$52,887,871